Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL REPORTS 2006 FULL-YEAR EARNINGS

•                  Basic Earnings Per Share from Continuing Operations Were $1.12 Including a Fourth Quarter Asset Impairment Charge of $0.39

•                  Higher Revenue, Generation Output and Wholesale Sales Contributed to Increased Gross Margin

DAYTON, Ohio, February 21, 2007 — DPL (NYSE: DPL) today reported basic earnings from continuing operations of $1.12 per share for 2006 compared to $1.03 per share for 2005.  Basic earnings from continuing operations in 2006 included a $0.39 per share asset impairment charge for the fourth quarter agreement to sell two peaking generating sites.  Basic earnings from continuing operations in 2005 included a $0.31 per share charge for the early redemption of debt partially offset by a $0.25 per share gain on the sale of public equity investments.

Excluding the $0.39 per share asset impairment charge, 2006 basic earnings from continuing operations were $1.51 per share.  DPL’s guidance for 2006 was $1.35 to $1.50 per share, excluding any sales of peaking plants.

“Both financially and operationally, DPL had a very good year in 2006,” stated DPL President and Chief Executive Officer Paul Barbas.  “Our strong results were driven by increased revenues as we implemented the first year of the five-year rate stabilization plan, and higher-than-planned base load generation output, which led to increased wholesale sales.  These positive factors more than offset the challenges of mild weather and higher purchased power costs.

“In addition, the 2006 financial results reflect the impact of the positive moves that were initiated in 2005, including lower interest expense as a result of debt reduction and the completion of the $400 million stock buyback,” stated Mr. Barbas.

Total basic earnings were $1.24 per share for 2006 compared to $1.44 per share for 2005.  The decline was due to a $0.32 per share decrease in earnings from discontinued operations related to the sale of the private equity funds in 2005.

Earnings Per Share Reconciliation

DPL’s management uses basic earnings from continuing operations to evaluate company performance and establish employee goals.  Management believes the presentation in the table below enables investors to more clearly compare ongoing financial results.  Earnings from continuing operations as presented below may not be comparable to similarly titled measures used by other companies.  The following table provides a reconciliation of total basic earnings per share (GAAP) to basic earnings per share from continuing operations (non-GAAP).

Earnings Per Share Reconciliation	2006	2005
Total basic earnings (GAAP)	$1.24	$1.44
Exclude:
Discontinued Operations	(0.12)	(0.44)
Charge for Peaking Plant Impairment	0.39	—
Charge for Early Redemption of Debt	—	0.31
Gain on Sale of Public Equity Investments	—	(0.25)
Cumulative Effect of Accounting Change	—	0.03
Basic earnings from continuing operations (non-GAAP)	$1.51	$1.09

2006 Results

Revenues increased 8% to $1,393.5 million for 2006 compared to $1,284.9 million for 2005 primarily reflecting higher average rates for retail sales and greater wholesale sales volume.  The gains in wholesale sales were partially driven by DPL plants producing the highest level of base load output in Company history.  These revenue increases were partially offset by lower retail sales volume due to mild weather and slightly lower average rates for wholesale sales.

	Twelve Months Ended December 31,
$ in millions	2006	2005	Variance
Electric Revenues — Retail	$1,131.4	$1,066.6	$64.8
Electric Revenues — Wholesale	174.1	133.3	40.8
Electric Revenues — RTO ancillary	77.2	74.4	2.8
Other Revenues, Net of Fuel Costs	10.8	10.6	0.2
Total Revenues	$1,393.5	$1,284.9	$108.6

Fuel, which includes coal, gas, oil and emission allowance costs, increased $12.2 million, or 4%, for 2006 compared to 2005 primarily as a result of higher market prices.

	Twelve Months Ended December 31,
$ in millions	2006	2005	Variance
Coal	$324.1	$297.2	$26.9
Gas	17.1	23.1	(6.0)
Oil	6.1	5.3	0.8
Emission Allowance Costs	1.8	11.3	(9.5)
Total Fuel Costs	$349.1	$336.9	$12.2

Purchased power costs increased $25.7 million, or 19%, for 2006, compared to 2005.  The increase was primarily due to higher purchased power volume caused by the timing of forced outages and the increased scheduled maintenance at DPL-operated and partner-operated generating plants, partially offset by lower average market rates.

	Twelve Months Ended December 31,
$ in millions	2006	2005	Variance
Purchased Power	$109.6	$84.8	$24.8
RTO Ancillaries	49.4	48.5	0.9
Total Purchased Power	$159.0	$133.3	$25.7

Gross margin increased 9%, or $70.7 million, in 2006 to $885.4 million from $814.7 million in 2005.  As a percentage of total revenues, gross margin of 63.5% in 2006 remained relatively flat compared to 63.4% in 2005.  The dollar increase in gross margin was the result of greater revenues related to the rate stabilization plan surcharge, regulatory asset recovery riders and increased wholesale sales volume, partially offset by increased fuel and purchased power costs.

Operation and maintenance expense increased $46.4 million, or 21%, for the twelve months ended December 31, 2006 compared to the twelve months ended December 31, 2005.  This was primarily due to increases of:

•                  $13.5 million in legal costs;

•                  $10.4 million in power production costs, reflecting credits received in 2005 and not in 2006 and increased operating expenses;

•                  $4.1 million in service operations costs, mainly due to greater line clearance activity;

•                  $3.6 million in pension expense; and

•                  $2.6 million from mark-to-market accounting for restricted stock units (RSUs).

In addition, O&M increased $5.5 million for PJM administration fees and $5.1 million for a low-income assistance program, for which DP&L is receiving revenue recovery.  Previous to 2006, PJM administrative fees were deferred for future recovery.  These O&M increases were partially offset by a $3.2 million decrease in directors’ and officers’ liability insurance costs.

Depreciation and amortization increased $4.5 million primarily reflecting a higher plant base in 2006 compared to 2005 mainly due to environmental additions.

Amortization of regulatory assets increased $5.6 million in 2006 mainly driven by customer billing system modifications to accommodate electric choice, deferred PJM administrative fees, and incremental storm costs incurred in 2004 and 2005.  These costs are being recovered through retail rate riders that went into effect at various times throughout 2006.

Investment income decreased $33.1 million to $17.8 million for 2006 compared to $50.9 million in 2005.  The decrease reflects a $23.4 million decline in gains  from investment sales and a $4.8 million decrease in interest income resulting from lower cash and cash equivalents.

Interest expense decreased $35.5 million, or 26%, for 2006 compared to 2005 primarily due to debt reduction of nearly $450 million and debt refinancing of approximately $214 million.  As a result of this debt reduction and refinancing, DPL recorded a $61.2 million charge in 2005 for premiums paid and other related costs.  There was no such activity in 2006.  The reduction in interest expense was also affected by $10.9 million of greater capitalized interest in 2006 related to increased environmental capital expenditures.

Other income (deductions) decreased $14.7 million in 2006 reflecting gains of $12.3 million realized in 2005 from sales of pollution control emission allowances.  There were no emission allowance sales in 2006.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $262.2 million at December 31, 2006, compared to $595.8 million at December 31, 2005, a decrease of $333.6 million.  In addition, DPL had no short-term investments available for sale at December 31, 2006 compared to $125.8 million at December 31, 2005.  These declines were principally the result of the stock buyback program and increased environmental capital expenditures.

Construction additions were $352 million in 2006 compared to $180 million in 2005.  The increase was due to DPL’s flue gas desulfurization (scrubber) construction program at its generating plants.

Fourth Quarter 2006, Sale of Peaking Plants

For the quarter ending December 31, 2006, basic earnings from continuing operations were $0.04 per share compared to $0.38 per share for the same period in 2005.

During the fourth quarter of 2006, DPL announced the sale of two peaking generating sites, Darby and Greenville, for $151.2 million in cash.  As a result of these transactions, there was a $71.0 million pre-tax charge during the fourth quarter of 2006 to write down the assets to fair market value.  There was no such activity in 2005.

Total basic earnings per share for the fourth quarter of 2006 were $0.07 compared to $0.44 for the fourth quarter of 2005.

2007 Outlook

Basic Earnings from Continuing Operations — DPL’s guidance for basic earnings from continuing operations is $1.60 to $1.75 per share for 2007.  This estimate is based on 108 million shares outstanding and includes the expected 2007 completion of the sale of the Darby and Greenville generating sites.

Revenues are expected to remain flat or increase slightly in 2007 over 2006, assuming little to no customer switching.  2007 revenue projections assume weather-normalized sales and forecasted recovery of regulatory-approved costs, offset by a reduction in wholesale revenue.

Fuel and purchased power costs are impacted by changes in volume and price and are driven by a number of variables including weather, coal deliveries, and generation plant mix.  Based on weather-normalized sales, fuel costs are forecasted to be flat in 2007 compared to 2006.  This forecast assumes increased coal prices of approximately 3% in 2007 as compared to 2006.

DPL’s system forecasted coal requirements are substantially hedged for 2007 at an average cost per ton of approximately $45.

Purchased power costs are forecasted to decline 15% to 20% compared to 2006 due to expected lower purchased power volume and lower rates.

Operation and maintenance costs are expected to increase 5% to 10% in 2007 compared to 2006 mainly due to power production and related environmental expenses.

Depreciation expense is expected to be lower in 2007 as compared to 2006 by approximately 2% due to the sale of the peaking plants in the fourth quarter of 2006 partially offset by capital additions in 2006 and 2007.

Liquidity and Cash Flow — Capital expenditures are forecasted to approximate $310 million in 2007, $165 million in 2008, and $130 million in 2009.  Capital expenditures are forecasted to decrease as the Company completes the construction phase of its sulfur dioxide environmental compliance program.  For the three-year period, environmental capital expenditures are approximately 40% of the total.  DPL expects to finance its construction additions in 2007, 2008 and 2009 with a combination of cash on hand, short-term financings, tax-exempt debt and internally-generated funds.

Conference Call/Webcast

DPL will conduct a webcast conference call with financial analysts on Thursday, February 22, 2007, at 9:00 a.m. Eastern Time to discuss results.  Interested parties, including investors and the media, can access the webcast conference call real-time on DPL’s website at www.dplinc.com in the Company’s investor relations section.  Please go to the website at least fifteen minutes prior to the start of the event to register, download and install any necessary audio software to listen to the webcast.  For those who are unable to listen to the live webcast, it will be archived on the DPL Inc. website for three months.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental and other laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including the PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, delays and supplier availability; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

DPL Inc.
FINANCIAL DATA
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,
	2006	2005
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.04	$0.38
—From Discontinued Operations	$0.03	$0.09
—Cumulative Effect of Accounting Change	$—	$(0.03)
Total	$0.07	$0.44

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.04	$0.36
—From Discontinued Operations	$0.02	$0.08
—Cumulative Effect of Accounting Change	$—	$(0.03)
Total	$0.06	$0.41

Earnings
—From Continuing Operations	$4.3	$46.2
—From Discontinued Operations	$3.0	$9.9
—Cumulative Effect of Accounting Change	$—	$(3.2)
Total	$7.3	$52.9

Average Number of Common Stocks Outstanding:
Basic	107.7	121.6
Diluted	117.4	129.4

	Twelve Months Ended December 31,
	2006	2005
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$1.12	$1.03
—From Discontinued Operations	$0.12	$0.44
—Cumulative Effect of Accounting Change	$—	$(0.03)
Total	$1.24	$1.44

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$1.03	$0.97
—From Discontinued Operations	$0.12	$0.41
—Cumulative Effect of Accounting Change	$—	$(0.03)
Total	$1.15	$1.35

Earnings
—From Continuing Operations	$125.6	$124.7
—From Discontinued Operations	$14.0	$52.9
—Cumulative Effect of Accounting Change	$—	$(3.2)
Total	$139.6	$174.4

Average Number of Common Stocks Outstanding:
Basic	112.3	121.0
Diluted	121.9	129.1

DPL Inc.
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
$ in millions except per share amounts	(unaudited)		(unaudited)
Revenues	$350.9	$327.0	$1,393.5	$1,284.9

Cost of revenues:
Fuel	86.8	85.8	349.1	336.9
Purchased power	35.6	29.6	159.0	133.3
Total cost of revenues	122.4	115.4	508.1	470.2

Gross margin	228.5	211.6	885.4	814.7

Operating expenses:
Operation and maintenance	68.0	54.4	265.4	219.0
Impairment of peaking stations	71.0	—	71.0	—
Depreciation and amortization	37.6	36.9	151.8	147.3
General taxes	26.1	24.5	108.6	107.3
Amortization of regulatory assets	2.4	0.5	7.6	2.0
Total operating expenses	205.1	116.3	604.4	475.6

Operating income	23.4	95.3	281.0	339.1
Investment income	3.9	6.3	17.8	50.9
Interest expense	(25.1)	(27.2)	(102.2)	(137.7)
Charge for early redemption of debt	—	—	—	(61.2)
Other income (deductions)	(1.3)	1.9	(1.2)	13.5

Earnings from continuing operations before income tax	0.9	76.3	195.4	204.6
Income tax expense	(3.4)	30.1	69.8	79.9

Earnings from continuing operations	4.3	46.2	125.6	124.7

Earnings from discontinued operations, net of tax	3.0	9.9	14.0	52.9

Cumulative effect of accounting change, net of tax	—	(3.2)	—	(3.2)

Net Income	$7.3	$52.9	$139.6	$174.4

Average number of common shares outstanding (millions):
Basic	107.7	121.6	112.3	121.0
Diluted	117.4	129.4	121.9	129.1

Earnings per share of common stock
Basic:
Earnings from continuing operations	$0.04	$0.38	$1.12	$1.03
Earnings from discontinued operations	0.03	0.09	0.12	0.44
Cumulative effect of accounting change	—	(0.03)	—	(0.03)
Total Basic	$0.07	$0.44	$1.24	$1.44

Diluted:
Earnings from continuing operations	$0.04	$0.36	$1.03	$0.97
Earnings from discontinued operations	0.02	0.08	0.12	0.41
Cumulative effect of accounting change	—	(0.03)	—	(0.03)
Total Diluted	$0.06	$0.41	$1.15	$1.35

Dividends paid per share of common stock	$0.25	$0.24	$1.00	$0.96

DPL Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2006	2005
$ in millions	(unaudited)
Cash flows from operating activities:
Net income	$139.6	$174.4
Less: Earnings from discontinued operations	(14.0)	(52.9)
Earnings from continuing operations	125.6	121.5

Adjustments:
Depreciation and amortization	151.8	147.3
Impairment of peaking stations	71.0	—
Amortization of regulatory assets	7.6	2.0
Charge for early redemption of debt	—	61.2
Cumulative effect of accounting change, net of tax	—	3.2
Deferred income taxes	(32.7)	(7.1)
Captive insurance provision	(2.4)	(0.6)
Gain on sale of other investments	(2.2)	(28.8)
Changes in certain assets and liabilities	(2.2)	(28.2)
Deferred compensation assets	0.4	4.4
Deferred compensation obligations	2.3	7.4
Other	(10.5)	31.8
Net cash provided by operating activities	308.7	314.1

Cash flows from investing activities:
Capital expenditures	(357.5)	(180.1)
Purchases of short-term investments and securities	(856.0)	(641.2)
Sales of short-term investments and securities	984.0	642.5
Cash flow from discontinued operations	—	868.4
Net cash (used for) / provided by investing activities	(229.5)	689.6

Cash flows from financing activities:
Issuance of long-term debt, net	—	211.2
Exercise of stock options	7.8	22.7
Tax impact related to exercise of stock options	1.9	—
Retirement of long-term debt	—	(673.8)
Premiums paid for early redemption of debt	—	(54.7)
Retirement of preferred securities	—	(0.1)
Issuance of pollution control bonds	100.0	—
Pollution control bond proceeds held in trust	(100.0)	—
Withdrawal of restricted funds held in trust	89.9	—
Dividends paid on common stock	(112.4)	(115.3)
Purchase of Company’s common stock	(400.0)	—
Net cash (used for) financing activities	(412.8)	(610.0)

Cash and cash equivalents:
Net change	(333.6)	393.7
Balance at beginning of period	595.8	202.1
Cash and cash equivalents at end of period	$262.2	$595.8

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$91.4	$146.1
Income taxes paid, net	$113.6	$71.2
Non-cash financing and investing activities:
Restricted funds held in trust	$10.1	$—

DPL Inc.
CONSOLIDATED BALANCE SHEETS

	At December 31, 2006	At December 31, 2005
$ in millions	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$262.2	$595.8
Short-term investments available for sale	—	125.8
Restricted funds held in trust	10.1	—
Accounts receivable, less provision for uncollectible accounts of $1.4 and $1.0, respectively	225.0	194.9
Inventories, at average cost	85.4	80.2
Taxes applicable to subsequent years	48.0	45.9
Other current assets	37.7	20.2
Total current assets	668.4	1,062.8

Property:
Held and used:
Property, plant and equipment	4,718.5	4,667.7
Less: Accumulated depreciation and amortization	(2,159.2)	(2,094.8)
Net property held and used	2,559.3	2,572.9

Assets held for sale:
Property, plant and equipment	283.5	—
Less: Accumulated depreciation and amortization	(132.3)	—
Net property held and used	151.2	—

Other noncurrent assets:
Regulatory assets	148.6	83.8
Other deferred assets	84.7	72.2
Total other noncurrent assets	233.3	156.0

Total Assets	$3,612.2	$3,791.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$225.9	$0.9
Accounts payable	169.4	130.2
Accrued taxes	155.2	178.5
Accrued interest	35.2	28.9
Other current liabilities	38.3	31.1
Total current liabilities	624.0	369.6

Noncurrent liabilities:
Long-term debt	1,551.8	1,677.1
Deferred taxes	355.2	327.0
Unamortized investment tax credit	43.6	46.4
Insurance and claims costs	21.9	24.3
Other deferred credits	280.7	286.3
Total noncurrent liabilities	2,253.2	2,361.1

Cumulative preferred stock not subject to mandatory redemption	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.1	1.3
Other paid-in capital, net of treasury stock	—	25.1
Warrants	50.0	50.0
Common stock held by employee plans	(69.0)	(86.1)
Accumulated other comprehensive loss	(6.5)	(14.2)
Retained earnings	736.5	1,062.0
Total common shareholders’ equity	712.1	1,038.1

Total Liabilities and Shareholders’ Equity	$3,612.2	$3,791.7

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Sales (millions of kWh):
Residential	1,279	1,338	5,218	5,520
Commercial	929	964	3,835	3,901
Industrial	1,032	1,051	4,286	4,332
Other retail	359	359	1,428	1,437
Total retail	3,599	3,712	14,767	15,190

Wholesale	1,002	803	3,651	2,716

Total sales	4,601	4,515	18,418	17,906

Revenues ($ in thousands):
Residential	$121,102	$115,932	$490,514	$478,226
Commercial	76,958	70,210	300,908	276,157
Industrial	58,811	52,378	240,450	220,453
Other retail	23,146	21,071	88,307	81,716
Other miscellaneous revenues	2,505	2,351	11,174	10,069
Total retail	282,522	261,942	1,131,353	1,066,621

Wholesale	44,410	42,979	174,114	133,283

RTO ancillary revenues	21,535	19,228	77,231	74,419

Other revenues, net of fuel costs	2,465	2,836	10,821	10,586

Total revenues	$350,932	$326,985	$1,393,519	$1,284,909

Other Statistics:
Average price per kWh - retail (cents)	7.78	6.99	7.59	6.96
Fuel cost per net kWh generated (cents)	1.99	1.90	2.00	1.93
Electric customers at end of period	514,509	513,140	514,509	513,140
Average kWh use per residential customer	2,800	2,937	11,425	12,134
Peak demand - maximum one-hour use (mw)	2,540	2,561	3,240	3,243

Degree Days
Heating	1,903	2,164	5,076	5,702
Cooling	10	25	855	1,075

Inquiries concerning this report should be directed to:

Arthur Meyer

Vice President

Telephone (937) 259-7208

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.